Exhibit 99.1

Focus Impact BH3 Acquisition Announces LOI With XCF Global Capital

NEW YORK, NY – December 29, 2023 – Focus Impact BH3 Acquisition Corp. (“Focus Impact BH3”), a special purpose acquisition company (“SPAC”) formed by Focus Impact Acquisition Corp. (NASDAQ: BHAC), today announced that it has entered into a letter of intent (LOI) with XCF Global Capital, Inc. (“XCF”), a New York-based producer of sustainable fuels.

XCF controls multiple plants in North America that will produce renewable diesel, sustainable aviation fuel, and other biofuels. The transaction, which values XCF at $$1.75Bn, is subject to the completion of due diligence, negotiation of and entry into definitive documentation and will be subject to customary closing conditions.  There can be no assurances that a transaction will be executed or consummated.

“We are excited to announce this LOI with XCF,” said Carl Stanton, CEO of Focus Impact BH3. “XCF is emerging as a leader in the production of sustainable fuels, and we believe that this transaction will position us to capitalize on the growing demand for clean energy and amplify our mission to enhance social impact and grow leading businesses.”  XCF is currently a leading North American producer of renewable diesel, with a planned strategic expansion into sustainable aviation fuel.

The company’s fuels are made from renewable sources and can be used to reduce greenhouse gas emissions from transportation. “We are excited to enter this partnership to meet our commitment to reduce the global carbon footprint with production of renewable diesel that meet domestic and global mandates said Mihir Dange, CEO of XCF.   “This partnership into the public markets broadens our investor base and the combined company will have a strong platform to grow in the rapidly expanding market for sustainable fuels.”

Advisors
Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, acted as exclusive financial advisor and exclusive capital markets advisor to XCF Global Capital.

About Focus Impact BH3 Acquisition Corp.
Focus Impact BH3 Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

About XCF Global Capital
XCF Global Capital is a leading producer of renewable diesel and sustainable aviation fuel in North America. The company’s fuels are made from renewable sources, such as waste vegetable oil and animal fats, and can be used to reduce greenhouse gas emissions from transportation.

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Focus Impact BH3’s and XCF’s current expectations and assumptions, which are subject to change. Actual results may differ materially from these expectations and assumptions.

Contacts:
Focus Impact BH3 Acquisition Corp. info@focus-impact.com
XCF Global Capital info@xcf.global
Cohen & Company Capital Markets capitalmarkets@cohencm.com